Exhibit 2.1

SECOND AMENDED AND RESTATED

MEMBERS MUTUAL HOLDING COMPANY

PLAN OF CONVERSION

FROM MUTUAL HOLDING COMPANY TO STOCK FORM

Adopted by the Board of Directors on July 31, 2018

and

Amended and Restated on September 16, 2018 and March 25, 2019

MEMBERS MUTUAL HOLDING COMPANY

PLAN OF CONVERSION

FROM MUTUAL HOLDING COMPANY TO STOCK FORM

1.	BACKGROUND AND REASONS FOR CONVERSION.

Members Mutual Holding Company (“Members Mutual) believes that the state of the life insurance business in the United States currently presents it with the opportunity to extend its reach into its target market and provide affordable, accessible life insurance solutions to this market. With the development of its “RAPIDecision®” product portfolio and distribution processes that typically permit underwriting to be completed immediately or within 24 to 48 hours after the initial call, Members Mutual has sought to make the sale of life insurance simpler and more efficient. Following its conversion into a mutual holding company structure in 2007, Members Mutual has examined ways to increase its access to capital in order to pursue increased marketing, acquisitions and organic growth of distribution and sales of life insurance to the middle market. In furtherance of this objective, Members Mutual acquired Efinancial, LLC, a call center-based insurance agency, in 2009. Since then, Members Mutual has considered various alternatives ranging from maintenance of the status quo, mergers with other mutuals, expansion or acquisition of other lines of business or companies and various forms of demutualization of Members Mutual permitted by Illinois law, and has actively pursued certain of these alternatives at various times. However, none of those prior efforts resulted in a consummated transaction.

After careful study and consideration, Members Mutual has concluded that the subscription rights method of demutualization, backstopped by a standby purchaser that will commit to purchase enough unsubscribed shares in the subscription rights conversion to ensure the successful completion of the conversion offering, best suits Members Mutual’s circumstances. In reaching this conclusion, the Board of Directors of Members Mutual considered the difficulty Members Mutual would have executing a stand-alone subscription rights conversion and existing as a stand-alone public company over the next several years, given its history and outlook of reported GAAP losses. In addition, the Board considered that a standby purchaser may bring synergies that could be beneficial to the Company in helping it achieve its long term business objectives, including developing a profitable controlled distribution platform. Members Mutual also considered, among other things, that a subscription rights demutualization backstopped by a standby purchaser would:

•	permit Members Mutual to undertake a substantial capital raising transaction;

•

with additional capital from the conversion and an improved ability to access future capital as a publicly traded stock company, enable Members Mutual to seek to achieve scale and position it to execute against its middle market opportunity;

•	substantially mitigate the risk of an unsuccessful offering because of the standby purchaser’s commitment;

•	enhance corporate flexibility for future strategic options;

•	afford members an opportunity to participate in the success of Members Mutual through the purchase of stock; and

•	improve the visibility of the Fidelity Life and Efinancial brands.

Members Mutual believes that capital raised in a subscription rights demutualization transaction could be used for, among other initiatives, (i) to allocate capital to Fidelity Life in support of its risk-based capital and financial strength rating as needed to support ongoing new business growth; (ii) to deploy capital in order to reduce current reserve financing; (iii) to reduce the use of reinsurance to finance growth, while continuing to emphasize risk management; (iv) to make investments to strengthen infrastructure, including IT platforms; and (v) to selectively deploy new capital to acquire and bolster talent in key areas of competency linked to competitive advantage.

On July 31, 2018 (the “Adoption Date”), the Board of Directors of Members Mutual, after due deliberation, unanimously adopted the Members Mutual Holding Company Plan Of Conversion From Mutual Holding Company To Stock Form, under which Members Mutual proposes to convert from a mutual holding company to stock form in a subscription rights conversion under Section 59.1 of the Illinois Insurance Code. Members Mutual has organized Vericity, Inc., a Delaware corporation (“Vericity”), for the purpose of holding all the stock of Members Mutual after its conversion to stock form (“Converted Members Mutual”), and to offer and sell shares of common stock, par value $.001 per share, of Vericity (the “Common Stock”) in the Offerings as described herein (capitalized terms not defined herein have the meanings given them in Section 2 hereof). The shares of Common Stock will be offered and sold in the Offerings first to qualifying offerees under the Subscription Offering and then, if applicable, to qualifying offerees under the Community Offering and then, if applicable, to the Standby Purchaser, which will commit to purchase such number of shares that will permit Members Mutual to complete the Conversion, as more fully described below. On March 25, 2019, the Board unanimously adopted this Second Amended and Restated Members Mutual Holding Company Plan Of Conversion From Mutual Holding Company To Stock Form that further amends and restates the plan adopted on July 31, 2018, as amended and restated on September 16, 2018 (including all Exhibits hereto, this “Plan”).

The conversion of Members Mutual from mutual holding company to stock form pursuant to this Plan must be approved by the Illinois Director pursuant to the applicable provisions of the Illinois Insurance Code and the 2007 Order approving the reorganization transaction by which the Company’s current mutual holding company structure was created. Accordingly, and in order to ensure that the allocation of subscription rights under this Plan is fair to members of Members Mutual, as a condition to the Offerings, Members Mutual will obtain the approval of the Illinois Director of this Plan and any related transactions contemplated hereby.

This Plan is subject to the approval of the Eligible Members in accordance with Section 59.1(4)(c)(i) of the Illinois Insurance Code.

2.	DEFINITIONS.

As used in this Plan, the terms set forth below have the following meanings:

2.1. “Adoption Date” has the meaning specified in Section 1 hereof.

2.2. “Application” means the documents filed with the Illinois Director pursuant to Section 59.1(3)(b) of the Illinois Insurance Code constituting Members Mutual’s application for approval to convert from mutual holding company to stock form.

2.3. “Associate” when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Company or a majority-owned subsidiary of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person; and (iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii) above.

2.4. “Boenning” means Boenning & Scattergood Inc., an independent investment banking firm experienced in the evaluation of insurance companies and their affiliates that has been retained by the Company to determine the Valuation Range.

2.5. “Closed Block” has the meaning specified in Section 17 hereof.

2.6. “Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Collateral” has the meaning specified in Section 13 hereof.

2.8. “Common Stock” means the common stock, par value $.001 per share, of Vericity, to be offered and sold in the Offerings.

2.9. “Community Offering” means the offering for sale by Vericity of shares of Common Stock not subscribed for in the Subscription Offering as set forth in Section 6 hereof.

2.10. “Company” means Members Mutual, individually, or together with Vericity Holdings, Fidelity Life, Efinancial and their respective subsidiaries, as the context requires.

2.11. “Conversion” means (i) the conversion of Members Mutual into stock form in a subscription rights conversion pursuant to Section 59.1 of the Illinois Insurance Code, (ii) the acquisition by Vericity of all the stock of Converted Members Mutual; and (iii) the offer and sale of Common Stock by Vericity in the Offerings, all in accordance with the terms of this Plan.

2.12. “Converted Members Mutual” means Members Mutual after its conversion to stock form pursuant to the terms of this Plan, with Vericity as its sole shareholder.

2.13. “Converted Members Mutual Charter” means the amended and restated articles of incorporation for Converted Members Mutual substantially in the form of Exhibit A hereto.

2.14. “Efinancial” means Efinancial, LLC, an insurance agency organized as a Washington limited liability company, with Vericity Holdings as its sole member.

2.15. “Effective Date” means the date that this Plan shall become effective, which shall be the date, after this Plan has been approved by the Illinois Director, on which the Eligible Members have approved this Plan and the Converted Members Mutual Charter has been adopted in accordance with 59.1(5) of the Illinois Insurance Code.

2.16. “Eligibility Record Date” means the Adoption Date.

2.17. “Eligible Member” means a Person who is a Member as of the Eligibility Record Date.

2.18. “Eligible Employee” means any natural person who is a full or part-time employee of the Company who meets such eligibility requirements to participate in the Employee Bonus Program as the Company may determine in its sole discretion.

2.19. “Employee Bonus Program” has the meaning given in Section 16.

2.20. “Form A” means the statement regarding the acquisition of control of a domestic insurer that Standby Purchaser shall file with the Illinois Director in connection with the Standby Purchaser’s agreement to purchase of shares of Common Stock in the Standby Offering as provided in Section 7 hereof.

2.21. “Fidelity Life” means Fidelity Life Association, a Legal Reserve Life Insurance Company organized as an Illinois stock life insurance company, which is a direct and wholly-owned subsidiary of Vericity Holdings.

2.22. “Fidelity Life MHC Conversion Plan” means the plan of conversion adopted by the Board of Directors of Fidelity Life on February 6, 2006 under Section 59.2 of the Illinois Insurance Code pursuant to which Fidelity Life was converted from mutual to stock form.

2.23. “Fixed Component” has the meaning given in Section 2.26.

2.24. “Illinois Director” means the Illinois Director of Insurance.

2.25. “Individual Management Maximum Purchase Limit” means the number of Subscription Rights allocated to each director and officer of the Company based on factors including years of service, positions held and compensation.

2.26. “Individual Maximum Purchase Limit” means the maximum purchase limit printed on the stock order form that is mailed to each Eligible Member. The maximum purchase limit is based on an allocation of (i) a minimum number (100) of Subscription Rights (the “Fixed Component”), regardless of the number of Qualifying Policies owned by such Eligible Member in the same capacity , plus (ii) a variable number of Subscription Rights (the “Variable Component”), if any, determined based on actuarial formulas that take into account the past and anticipated future contributions to Fidelity Life’s surplus of all of the Eligible Members’ Qualifying Policies that were in force on the Adoption Date. Such allocations are done in accordance with the Actuarial Contribution Principles and Methodology memorandum that is attached as Exhibit B to this Plan and the Actuarial Contribution Memorandum that will be attached as Exhibit C to, and made a part of, this Plan prior to this Plan’s approval by the Illinois Director. Notwithstanding the Individual Maximum Purchase Limit applicable to any Eligible Member, no Eligible Member shall be entitled to purchase more than five percent (5%) of the total shares of Common Stock sold in the Offerings.

2.27. “Management Participant” means a director or officer of Members Mutual.

2.28. “Maximum of the Valuation Range” has the meaning given in Section 3(a).

2.29. “Member” means a Person who is the owner of an in-force policy of insurance issued by Fidelity Life, as provided under the bylaws of Members Mutual. Under a group policy, the Member shall be the holder of the master policy, and the holder of any certificate or contract issued subordinate to such master policy shall not be a Member unless such subordinate certificate or subordinate contract shall make specific provision of such membership. For the avoidance of doubt, a Person who is a party to a reinsurance agreement with Fidelity Life is not a Member by virtue thereof.

2.30. “Members Mutual” means Members Mutual Holding Company, an Illinois mutual insurance holding company, which is the holding company for Vericity Holdings and its direct and indirect subsidiaries.

2.31. “Minimum of the Valuation Range” has the meaning given in Section 3(a).

2.32. “Offerings” means the offering of shares of Common Stock pursuant to this Plan in the Subscription Offering, the Community Offering and the Standby Offering.

2.33. “Order Form” means the applicable form provided to a Person on behalf of Vericity, containing all such terms and provisions as set forth in Section 9 hereof by which Common Stock may be ordered in the Subscription Offering and the Community Offering.

2.34. “Participant” means a Person to whom Common Stock is offered under the Subscription Offering.

2.35. “Person” means any corporation, partnership, association, limited liability company, trust, or any other entity or a natural person.

2.36. “Plan” has the meaning given in Section 1 hereof.

2.37. “Prospectus” means the one or more documents to be used in offering the Common Stock in the Subscription Offering and the Community Offering.

2.38. “Purchase Price” means the price per share at which the Common Stock is ultimately sold by Vericity to Persons in the Offerings in accordance with the terms hereof.

2.39. “Qualifying Policy” means a policy of insurance issued by Fidelity Life and in force as of the close of business on the Eligibility Record Date. For the avoidance of doubt, a reinsurance agreement to which Fidelity Life is a party is not a Qualifying Policy.

2.40. “Registration Statement” means the registration statement on Form S-1 to be filed by Vericity with the SEC to register the shares of Common Stock to be offered and sold in the Subscription Offering and the Community Offering under the Securities Act of 1933, as amended.

2.41. “SEC” means the United States Securities and Exchange Commission.

2.42. “Special Meeting” has the meaning given in Section 12 hereof.

2.43. “Standby Offering” means a private offering of Common Stock to the Standby Purchaser, to be completed concurrently with the closing of the Subscription Offering and the Community Offering, of such number of shares that will permit Members Mutual to complete the Conversion, and such additional shares as the Standby Purchaser may be entitled to purchase under the Standby Purchase Agreement.

2.44. “Standby Purchaser” means, as permitted under Section 59.1(6)(e) of the Illinois Insurance Code, a Person that enters into a Standby Purchase Agreement with the Company and Vericity to purchase Common Stock in the Standby Offering.

2.45. “Standby Purchase Agreement” means the standby stock purchase agreement entered into by the Company, Vericity and the Standby Purchaser pursuant to which the Standby Purchaser has agreed to purchase any shares not subscribed for in the Subscription Offering up to the Minimum of the Valuation Range, and may purchase additional shares up to 51% of the shares sold in the Offerings, provided that no shares in excess of the Maximum of the Valuation Range may be sold in the Offerings.

2.46. “Subscription Offering” means the offering of the Common Stock that is described in Section 5 hereof.

2.47. “Subscription Rights” means non-transferable rights to subscribe for Common Stock in the Subscription Offering granted to Participants pursuant to the terms of this Plan.

2.48. “Trust Agreement” means the Trust Agreement dated as of April 30, 2007 between Members Mutual and the Trustee (or any successor trust agreement that Members Mutual may enter into with the consent of the Illinois Director).

2.49. “Trustee” means The Northern Trust Company, a national banking association (or any successor trustee as may be appointed with the consent of the Illinois Director), acting not in its individual capacity but solely as trustee for the benefit of the Fidelity Life policyholders under the Trust Agreement.

2.50. “Valuation Range” means the range of the value of the total number of shares of Common Stock to be issued in the Offerings, as determined by Boenning in accordance with Section 3 hereof, based on the estimated aggregate pro forma market value of Converted Members Mutual determined in accordance with Section 59.1(6)(f) of the Illinois Insurance Code.

2.51. “Vericity” means Vericity, Inc., the Delaware corporation organized and initially owned by Members Mutual for the purpose of holding all the stock of Converted Members Mutual and serving as the ultimate parent holding company for Converted Members Mutual, Vericity Holdings, Fidelity Life, Efinancial and their respective subsidiaries, and which, upon completion of the Conversion, will be owned by the Persons that purchase Common Stock in the Offerings.

2.52. “Vericity Holdings” means Vericity Holdings, Inc., a Delaware corporation that is the intermediate holding company for Fidelity Life and Efinancial and which, immediately upon completion of the Conversion, will be wholly owned by Converted Members Mutual, which in turn will be wholly owned by Vericity.

2.53. “2007 Order” means the Order of the Illinois Director dated January 30, 2007, approving the Fidelity Life MHC Conversion Plan under which the Company’s current mutual holding company structure was created.

3.	TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

The number of shares of Common Stock required to be offered and sold by Vericity in the Offerings will be determined as follows:

(a) Independent Appraiser. Boenning has been retained by the Company to determine the Valuation Range. The Valuation Range consists of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Minimum of the Valuation Range”). The Valuation Range is based upon the financial condition and results of operations of the Company, a comparison of the Company with comparable publicly-held companies, and such other factors as Boenning deemed to be relevant, including that value which Boenning estimated to be necessary to attract a full subscription for the Common Stock. Boenning has submitted to Members Mutual the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.

(b) Purchase Price. The Purchase Price in the Offerings will be $10.00 per share and will be uniform as to all purchasers in the Offerings.

(c) Number of Shares of Common Stock to be Offered. The maximum number of shares of Common Stock to be offered in the Offerings shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.

(d) Issuance of Shares. Immediately following the completion of the Subscription Offering, the following steps will be taken:

(i) Subscription Offering Meets or Exceeds Maximum. If the number of shares to which Eligible Members subscribe in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Valuation Range, then Vericity on the Effective Date, or as promptly as possible thereafter, shall issue shares of Common Stock to the subscribing Eligible Members; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Subscription Offering. In the event of an oversubscription in the Subscription Offering by Eligible Members, shares of Common Stock shall be allocated among the subscribing Participants as provided in Section 5(a) below; provided, however, that no fractional shares of Common Stock shall be issued.

(ii) Subscription Offering Meets or Exceeds Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than the Maximum of the Valuation Range, then Vericity on the Effective Date, or as promptly as possible thereafter, shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, then Vericity (A) in its sole discretion, subject to the limitations set forth in Section 6 hereof, may issue shares of Common Stock to subscribers in the Community Offering, and (B) shall issue to the Standby Purchaser the number of shares that the Standby Purchaser may request to purchase pursuant to the terms set forth in the Standby Purchase Agreement; provided, however, that the total number of shares of Common Stock issued to subscribing Participants in the Subscription Offering, subscribers whose subscriptions are accepted in the Community Offering, and to the Standby Purchaser, multiplied by the Purchase Price, shall not exceed the Maximum of the Valuation Range; and, provided further, that no fractional shares of Common Stock shall be issued.

(iii) Subscription Offering Does Not Meet Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event Vericity (A) shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, (B) in its sole discretion, subject to the limitations set forth in Section 6 hereof, may issue shares of Common Stock to subscribers in the Community Offering, and (C) shall issue shares of Common Stock to the Standby Purchaser in an amount equal to the number of shares that the Standby Purchaser is obligated to purchase, and such additional shares that the Standby Purchaser may request to purchase pursuant to the terms set forth in the Standby Purchase Agreement; provided, however, that the total number of shares of Common Stock issued to subscribing Participants in the Subscription Offering, subscribers whose subscriptions are accepted in the Community Offering, and to the Standby Purchaser, multiplied by the Purchase Price, shall not exceed the Maximum of the Valuation Range.

(iv) Offering Does Not Meet Minimum. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering, together with any subscriptions accepted in the Community Offering, is less than the Minimum of the Valuation Range and the Standby Offering fails to close for any reason, then in such event Vericity may (w) cancel the Offerings and terminate this Plan, (x) establish a new Valuation Range, (y) extend the Offerings or open or hold a new offering, upon such terms and conditions as it may determine, or (z) take such other action as it deems reasonably necessary. If a new Valuation Range is established and the Offerings are extended, reopened or continued as part of a new offering, Persons who previously submitted subscriptions will be required to confirm, revise or cancel their original subscriptions. If original subscriptions are canceled, any related payment will be refunded (without interest).

4.	GENERAL PROCEDURE FOR THE OFFERINGS.

(a) Approval of this Plan by Members Mutual’s Board of Directors. This Plan has been approved by at least two-thirds (2/3) of the members of the Board of Directors of Members Mutual.

(b) Regulatory Approvals. Members Mutual shall promptly cause (i) the Application to be prepared and filed with the Illinois Director, and (ii) the Registration Statement, including the Prospectus, to be prepared and filed with the SEC. In addition, the Standby Purchaser shall promptly prepare and file the Form A with the Illinois Director.

(c) Distribution of Proxy and Prospectus to Eligible Members. Within 45 days of approval of the Application by the Illinois Director and following the declaration of effectiveness of the Registration Statement by the SEC, this Plan and the transactions contemplated by this Plan, including without limitation the adoption of the Converted Members Mutual Charter, will be submitted by Members Mutual to Eligible Members for their consideration and approval at the Special Meeting. Members Mutual shall mail to all Eligible Members at their last known address appearing on the records of Members Mutual, notice of the Special Meeting, a proxy statement, and a Prospectus describing this Plan and the Offerings contemplated hereby. This Plan and the adoption of the Converted Members Mutual Charter will be submitted to a vote of the Eligible Members at the Special Meeting. Members Mutual may also make available a Prospectus and Order Form to Eligible Employees and select investors in the Community Offering to subscribe for shares of Common Stock.

(d) Approval by Eligible Members. One hundred Eligible Members present in person or by proxy at the Special Meeting shall constitute a quorum. Each Eligible Member is entitled to cast one vote at the Special Meeting regardless of the number of Qualifying Policies owned by such Member. Approval by the Eligible Members of both of (i) this Plan and the transactions set forth herein, and (ii) the Converted Members Mutual Charter, will require the affirmative vote, cast in person or by proxy, of at least two-thirds (2/3) of the votes cast by Eligible Members at the Special Meeting.

(e) Acquisition of the Authorized Shares of Converted Members Mutual by Vericity. Immediately prior to the sale of the shares of Common Stock in the Offerings, Vericity shall acquire all of the authorized shares of Converted Members Mutual for a purchase price equal to the par value of such shares, and any shares of capital stock of Vericity previously owned by Members Mutual shall be canceled. The balance of the offering proceeds shall be retained by Vericity to support the respective businesses of Fidelity Life and Efinancial, as may be further described in the Prospectus, and for general corporate purposes.

5.	SUBSCRIPTION OFFERING.

Subscription Rights to purchase shares of Common Stock at the Purchase Price will be distributed by the Company to the Participants in the following priorities:

(a) Eligible Members (First Priority). Each Eligible Member shall receive, without payment, non-transferable Subscription Rights to purchase up to each such member’s Individual Maximum Purchase Limit; provided, however, that no Eligible Member in the Subscription Offering may purchase more than five percent (5%) of the total shares of Common Stock sold in the Offerings (or such lesser maximum purchase limitation as may be established by the Company as set forth in the Registration Statement); provided further, that the maximum number of shares that may be purchased by Eligible Members in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.

In the event of an oversubscription for shares of Common Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Members so as to permit each such Eligible Member, to the extent possible, to purchase a number of shares that will make his or her total allocation equal to the lesser of (i) the number of shares subscribed for or (ii) allocated in respect of such Eligible Member’s Fixed Component. Any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied in the proportion in which (i) the aggregate number of shares as to which each such Eligible Member’s subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Members’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued.

(b) Directors and Officers of Members Mutual (Second Priority). Subject to the prior rights of Eligible Members to purchase shares of Common Stock in the Subscription Offering, each Management Participant shall receive, without payment, non-transferable Subscription Rights to purchase up to each such Management Participant’s Individual Management Maximum Purchase Limit; provided, however, that (i) no Management Participant in the Subscription Offering (including any shares purchased in such person’s capacity as an Eligible Member) may purchase more than five percent (5%) (or such lesser maximum purchase limitation as may be established by the Company as set forth in the Registration Statement) of the total shares of Common Stock sold in the Offerings, (ii) the total number of shares of Common Stock purchased by all of the Management Participants (in any capacity) may not exceed 27% (or such lesser maximum purchase limitation as may be established by the Company as set forth in the Registration Statement) of all of the total shares of Common Stock sold in the Offerings, and (iii) the maximum number of shares that may be purchased by Eligible Members and Management Participants in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price. A Management Participant who subscribes to purchase shares of Common Stock and who also is an Eligible Member will be deemed to purchase Common Stock first in his or her capacity as an Eligible Member.

In the event that there are insufficient shares remaining after the subscriptions of the Eligible Members to satisfy the subscriptions of the Management Participants in full, the available shares shall be allocated among subscribing Management Participants in the proportion in which the number of shares as to which each such Management Participant’s subscription bears to the aggregate number of shares subscribed for by all Management Participants; provided, however, that no fractional shares of Common Stock shall be issued.

(c) Limitations on Subscription Rights. Subscription Rights granted under this Plan will be nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Common Stock at the purchase price established hereunder. Subscription Rights under this Plan will be granted without payment, but subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock hereunder will be deemed to represent and affirm to the Company that such Person is purchasing for his or her own account and not on behalf of any other Person. Each Eligible Member and each Management Participant shall be entitled to subscribe for up to a number of shares equal to such Participant’s Individual Maximum Purchase Limit or Individual Management Maximum Purchase Limit, as applicable. Any subscription for shares in excess of such limit shall be disregarded, and any such subscription shall be deemed to be for a number of shares equal to such Participant’s Individual Maximum Purchase Limit or Individual Management Maximum Purchase Limit, as applicable.

6.	COMMUNITY OFFERING.

(a) Community Offering. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Maximum of the Valuation Range, it is anticipated that shares of Common Stock will be offered by Vericity in the Community Offering to Eligible Employees and to select investors.

(b) Preference in Community Offering. In the Community Offering, Vericity may accept, in its sole and absolute discretion, orders received in the following order of priority: (1) orders from Eligible Employees who subscribe for shares of Common Stock as part of the Employee Bonus Program, and (2) if the number of subscribers or the number of shares of Common Stock subscribed for by Participants in the Subscription Offering, together with any shares subscribed for by Eligible Employees, is not sufficient to qualify Vericity for listing on the Nasdaq Capital Market, Vericity may accept, in its sole discretion, subject to the terms of the Standby Stock Purchase Agreement, orders for shares of Common Stock from select investors in the Community Offering as may be necessary in order for Vericity to qualify for listing on the Nasdaq Capital Market.

(c) Delivery of Offering Materials. A Prospectus and an Order Form shall be furnished to Eligible Employees and to such other Persons as Vericity may select in connection with the Community Offering. Each order for Common Stock in the Community Offering shall be subject to the absolute right of Vericity to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event that subscribers in the Community Offering subscribe for more shares than are necessary for Vericity to qualify for listing on the Nasdaq Capital Market, Vericity shall have the absolute right to determine which subscriptions to accept or reject, in whole or in part, and the allocation of shares of Common Stock among such subscribers, it being understood that Vericity intends to accept all orders from Eligible Employees received as part of the Employee Bonus Program so long as the number of shares of Common Stock subscribed for by Participants in the Subscription Offering and Eligible Employees in the Employee Bonus Program multiplied by the Purchase Price is less than the Maximum of the Valuation Range.

(d)Commencement of Community Offering. Vericity may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 30 days after the end of the Subscription Offering, unless extended by Vericity.

(e) Maximum Purchase Limit in the Community Offering. In addition to the other restrictions and limitations set forth herein, and excluding subscriptions by Eligible Employees, which are subject to the terms of the Employee Bonus Program, the maximum amount of Common Stock that any Person together with any Associate may, directly or indirectly, subscribe for or purchase in the Community Offering, shall not exceed 743,750 shares.

7.	STANDBY PURCHASER.

Subject to the terms of the Standby Purchase Agreement:

(a) If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering, together with any subscriptions for shares accepted in the Community Offering, multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event the Standby Purchaser (i) shall purchase from Vericity at the Purchase Price in the Standby Offering such number of shares of Common Stock that, when added to the shares subscribed for in the Subscription Offering, together with any shares for which subscriptions are accepted in the Community Offering, and multiplied by the Purchase Price equals the Minimum of the Valuation Range, and (ii) may purchase from Vericity at the Purchase Price in the Standby Offering such additional number of shares such that the total number of shares purchased by the Standby Purchaser is equal to or less than 51% of the shares sold in the Offerings; provided, however, that the sum of the total number of shares of Common Stock sold in the Subscription Offering and the Community Offering plus the number of shares of Common Stock sold to the Standby Purchaser in the Standby Offering, multiplied by the Purchase Price, may not exceed the Maximum of the Valuation Range.

(b) If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then in such event the Standby Purchaser may purchase from Vericity at the Purchase Price in the Standby Offering up to such number of shares that when added to the shares subscribed for in the Subscription Offering, together with any shares for which subscriptions are accepted in the Community Offering, and multiplied by the Purchase Price, is equal to or less than the Maximum of the Valuation Range.

(c) If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Valuation Range, then in such event the Standby Purchaser may not purchase any shares from Vericity in the Standby Offering.

8.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offerings:

(a) To the extent that shares are available, no Person may purchase fewer than the lesser of (i) 25 shares of Common Stock or (ii) shares of Common Stock having an aggregate purchase price of $250.00 in the Subscription Offering.

(b) In addition to the other restrictions and limitations set forth herein, no Person together with any Associate or group of Persons acting in concert may subscribe for or purchase in the Subscription Offering or the Community Offering or otherwise acquire through public offering or subscription rights, more than five percent (5%) of the capital stock of Vericity for a period of five (5) years from the Effective Date, irrespective of the different capacities in which such Person may have subscribed for shares under this Plan, except (1) with the approval of the Illinois Director, and (2) the Standby Purchaser may purchase such number of shares of Common Stock as provided in Section 7. The limit set forth in this section shall not be construed to increase any other purchase limit provided herein.

(c) Management Participants shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such for purposes of determining compliance with the limitations set forth in this section.

(d) Each Person who purchases Common Stock in the Subscription Offering or Community Offering shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law. The Company shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right of Vericity to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock which it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and Vericity and the Company shall be free from any liability to any Person on account of any such action. To that end, if any Person violates the purchase limitations, the Company will have the right to purchase from that Person at the Purchase Price, all shares acquired by the Person in excess of the purchase limitation. If the Person has sold these excess shares, the Company is entitled to receive the difference between the aggregate Purchase Price paid by the Person for the excess shares and the proceeds received by the Person from the sale of the excess shares. This right of the Company to purchase excess shares is assignable.

9.	TIMING OF THE OFFERINGS, MANNER OF PURCHASING COMMON STOCK AND ORDER FORMS.

(a) Timing of the Offerings. The exact timing of the commencement of the Offerings shall be determined by the Company in consultation with any financial or advisory or investment banking firm retained by it in connection with the Offerings. The Company may consider a number of factors in determining the exact timing of the commencement of the Offerings, including, but not limited to, its current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. Subject to Section 19 below, the Company shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offerings at any time without liability to any Person.

(b) Purchaser Eligibility. Notwithstanding anything to the contrary set forth in this Plan, Vericity and the Company shall have the right in their absolute discretion and without liability to any subscriber, purchaser, underwriter or any other Person to (1) determine which proposed Persons and which subscriptions and orders in the Subscription Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person, and (2) reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed, (ii) not timely received as provided in the Prospectus, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations Vericity or the Company believes to be false or who it otherwise believes, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. Vericity and the Company may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of Vericity and the Company of the terms and conditions of the Order Forms shall be final and conclusive. Once Vericity receives an Order Form, the order shall be deemed placed and will be irrevocable; provided, however, that in addition to the conditions set forth above, no Order Form shall be considered for acceptance until the Registration Statement has been declared effective by the SEC, and any Order Form received prior to that time shall be rejected and no sale of Common Stock shall be made in respect thereof. In addition, Vericity shall have absolute and sole discretion to accept or reject, in whole or in part, any offer to purchase that is made or received in the course of the Community Offering, irrespective of a Person’s eligibility under this Plan to participate in the Community Offering.

(c) Reasonable Efforts. Vericity shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, Vericity has no obligation to offer or sell shares to any Person under this Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) there are few Persons otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction, (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require Vericity or its directors, officers or employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or Vericity would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction, or (iii) such registration or qualification in the judgment of Vericity would be impracticable or unduly burdensome for reasons of cost or otherwise.

10.	PAYMENT FOR COMMON STOCK.

(a) Payment for shares of Common Stock ordered by Persons in the Offerings shall be equal to the Purchase Price per share multiplied by the number of shares which are being ordered. Such payment shall be made by check or money order or other means acceptable to Vericity at the time the Order Form is delivered to Vericity. Subscription funds submitted to purchase shares of Common Stock will be held in an escrow account administered by a financial institution until such time as the conditions to consummation of the Offerings are satisfied.

(b) Each share of Common Stock issued in the Offerings shall be validly issued and non-assessable upon payment in full of the Purchase Price.

11.	CONDITIONS TO THE OFFERINGS.

Consummation of the Offerings is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offerings, (ii) approval by the Illinois Director of (A) this Plan and the transactions contemplated hereby in accordance with Section 59.1(3)(a) of the Illinois Insurance Code and, as applicable, the 2007 Order, and (B) the acquisition of the shares of Common Stock by the Standby Purchaser under the Standby Purchase Agreement as requested in the Form A, (iii) approval of this Plan and the transactions contemplated hereby by the Eligible Members in accordance with Section 59.1(4)(c)(i) of the Illinois Insurance Code, (iv) adoption of the Converted Members Mutual Charter as provided in Section 59.1(5) of the Illinois Insurance Code, (v) release of the Collateral as provided in Section 12(c) of this Plan and (vi) receipt of subscriptions in the Offerings for a number of shares of Common Stock that when multiplied by the Purchase Price is at least equal to the Minimum of the Valuation Range.

12.	SPECIAL MEETING OF MEMBERS.

Following the approval of this Plan by the Illinois Director, a special meeting of the Eligible Members will be held by Members Mutual in accordance with the bylaws of Members Mutual and applicable Illinois law (the “Special Meeting”). Within forty-five (45) days of the approval of this Plan by the Illinois Director, notice of the Special Meeting will be given by Members Mutual to Eligible Members by mailing (i) a notice of the Special Meeting, (ii) a proxy statement, (iii) a copy of the Prospectus, (iv) a form of proxy by which members may vote in favor of or against this Plan and the adoption of the Converted Members Mutual Charter, and (v) a copy of the proposed Converted Members Mutual Charter and a copy or summary of this Plan, each as approved by the Illinois Director, to the address of each Eligible Member as such address appears on the records of Members Mutual. The Special Meeting of members shall be held not less than thirty (30) days after the mailing of the notice.

Pursuant to Sections 59.1(4)(c)(i) and 57(2)(a) of the Illinois Insurance Code, this Plan and the Converted Members Mutual Charter, respectively, must be approved by the affirmative vote of at least two-thirds (2/3) of the votes cast at the Special Meeting. Voting may be in person or by proxy. Each Eligible Member is entitled to cast one vote at the Special Meeting regardless of the number of Qualifying Policies owned by such Member.

13.	CONSUMMATION OF THE CONVERSION.

(a) Completion of the Conversion. On or prior to the Effective Date, Members Mutual shall file an amended and restated certificate of incorporation of Vericity with the Delaware Secretary of State, substantially in the form attached as an exhibit to the Registration Statement. Following the approval of this Plan and the Converted Members Mutual Charter by the Eligible Members, Members Mutual shall file with the Illinois Director (A) the minutes of the meeting at which this Plan is adopted by the Eligible Members and (B) the Converted Members Mutual Charter and the bylaws of Converted Members Mutual. On the Effective Date or as promptly as possible thereafter, the Conversion shall be completed in the following manner: (x) the Collateral shall be released by the Trustee in accordance with Section 13(c) of this Plan and Section 7 of the Trust Agreement; (y) Vericity shall acquire all of the authorized shares of Converted Members Mutual for a purchase price equal to the par value of such shares, and any shares of capital stock of Vericity previously owned by Members Mutual shall be canceled, and (z) the shares of Common Stock subscribed for in the Offerings shall be issued and sold by Vericity. Immediately following the completion of the Conversion, Vericity shall be the ultimate parent holding company for Converted Members Mutual and all of its directly and indirectly owned subsidiaries; provided, however, that prior to the completion of the Conversion, in accordance with Section 59.1(6)(c)(i)(A) of the Illinois Insurance Code, Vericity shall be owned by Members Mutual.

(b) Effect of the Conversion. Upon the completion of the Conversion, without further action by Members Mutual, Members Mutual shall be converted into Converted Members Mutual pursuant to Section 59.1 of the Illinois Insurance Code. In accordance with the provisions of Section 59.1(11) of the Illinois Insurance Code, upon the completion of the Conversion: (i) the corporate existence of Members Mutual shall be continued in Converted Members Mutual, (ii) all of the rights, franchises and interests of Members Mutual in and to every type of property, real, personal, and mixed, and things in action thereunto belonging, shall be deemed transferred to and vested in Converted Members Mutual without any deed or transfer; and (iii) simultaneously, Converted Members Mutual shall be deemed to have assumed all the obligations and liabilities of Members Mutual. The directors and officers of Members Mutual shall serve as directors and officers of Converted Members Mutual until their successors are duly elected pursuant to the Converted Members Mutual Charter and the bylaws of Converted Members Mutual.

(c) Termination of Trust Agreement. In connection with the consummation of the Fidelity Life MHC Conversion Plan and in accordance with Section 59.2 of the Illinois Insurance Code, Members Mutual delivered all of its shares of capital stock of Vericity Holdings (the “Collateral”) in trust to the Trustee under the Trust Agreement. On the Effective Date, the Trustee shall release the Collateral upon satisfaction of the conditions set forth in Section 7 of the Trust Agreement, the Trust Agreement shall terminate and be of no further force and effect, and the Trustee shall notify Converted Members Mutual, as successor to Members Mutual, and the Illinois Director that the release of the Collateral is effective.

14.	REQUIREMENT FOLLOWING OFFERING FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

Vericity shall register the Common Stock to be offered and sold in the Subscription Offering and the Community Offering pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Vericity shall use its reasonable best efforts to (i) encourage and assist one or more market makers to establish and maintain a market for the Common Stock and (ii) list the Common Stock on a national or regional securities exchange.

15.	RESTRICTIONS ON TRANSFER OF COMMON STOCK.

All shares of the Common Stock that are purchased in the Subscription Offering and the Community Offering shall be transferable without restriction, except (i) to the extent that such transfer is restricted by law, including state and federal securities laws and regulations thereunder, and (ii) all shares of Common Stock purchased in the Subscription Offering by the Management Participants may not be transferred for one year following the Effective Date. The shares of Common Stock sold to the Standby Purchaser shall be subject to restrictions on transfer set forth in the Standby Purchase Agreement and as otherwise provided by state and federal securities laws.

16.	EMPLOYEE BONUS PROGRAM.

In connection with the Conversion, the Company plans to adopt a bonus program for its Eligible Employees that will provide Eligible Employees the opportunity to receive a bonus payable in cash or 100 shares of Common Stock of Vericity (the “Employee Bonus Program”). The Employee Bonus Program will be conducted as part of the Community Offering, concurrently with the Subscription Offering, and is subject to completion of the Conversion. Under the Employee Bonus Program, all Eligible Employees will be awarded a bonus in recognition of their efforts on behalf of the Company to position it to become a publicly-traded stock company. The bonus will be payable, at the election of each Eligible Employee, in 100 shares of Common Stock (valued at $10.00 per share) or, in lieu of stock, in cash in the amount of $1,000, in either case together with an additional $250 cash to help defray taxes payable with respect to the bonus. The Employee Bonus Program will be designed to allow each Eligible Employee the opportunity to elect to receive the bonus amount in cash or instead to acquire 100 shares of Common Stock. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering, together with shares of Common Stock subscribed for by Eligible Employees under the Employee Bonus Program, multiplied by the Purchase Price exceeds the Maximum of the Valuation Range, no shares of Common Stock will be issued to Eligible Employees under the Employee Bonus Program and the bonus will be paid in cash, subject to completion of the Conversion.

17.	CLOSED BLOCK.

In connection with the consummation of the Fidelity Life MHC Conversion Plan, Fidelity Life established a closed block of business for participating life policies in accordance with the Closed Block Memorandum attached as Exhibit B to the Fidelity Life MHC Conversion Plan, under which Fidelity Life’s participating life policies in force on the effective date of the Fidelity

Life MHC Conversion Plan or issued thereafter are operated by Fidelity Life as a closed block of participating business (the “Closed Block”). The consummation of this Plan and the transactions contemplated hereby shall not affect the operation of the Closed Block, and the Closed Block shall continue to be operated by Fidelity Life in accordance with the Fidelity Life MHC Conversion Plan.

18.	EFFECT OF CONVERSION ON POLICIES AND MEMBERSHIP INTERESTS.

Following the Effective Date, each policy of insurance issued by Fidelity Life and in force as of the close of business on the Effective Date shall continue to remain in force under the terms and conditions of that policy, except that any voting and other membership rights of any Member of Members Mutual shall be extinguished on the Effective Date.

19.	AMENDMENT OR TERMINATION.

Prior to the approval of this Plan by the Illinois Director, and subject to any applicable provisions of the Standby Purchase Agreement, Members Mutual by the affirmative vote of two-thirds of its Board of Directors may amend or withdraw this Plan at any time and may revise the form of the exhibits to this Plan. Each of the exhibits to this Plan is hereby incorporated by reference into this Plan and made a part hereof. The approval by the Illinois Director of this Plan shall be deemed to include the approval by the Illinois Director of all of the transactions described herein, as the same may be required by the 2007 Order or the Illinois Insurance Code or otherwise.

20.	INTERPRETATION.

References herein to provisions of federal and state law shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Directors of Members Mutual and any subsequent amendments to such provisions. All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of Members Mutual shall be final.

Exhibit A to the Plan of Conversion

FORM OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MEMBERS HOLDING COMPANY

(Formerly known as MEMBERS MUTUAL HOLDING COMPANY)

WHEREAS, Members Mutual Holding Company (the “Corporation”), intends to convert from mutual to stock form pursuant to a plan of conversion adopted by the Corporation’s Board of Directors on July 31, 2018, in accordance with Section 59.1 of the Illinois Insurance Code, 215 ILCS 5/1 et seq. (the “Illinois Insurance Code”); and

WHEREAS, in accordance with Section 59.1(11)(a) of the Illinois Insurance Code, the corporate existence of Members Mutual Holding Company shall be continued in the Corporation, which shall be named “Members Holding Company” upon conversion as provided in these Amended and Restated Article of Incorporation.

ARTICLE ONE

The name of the Corporation shall be: MEMBERS HOLDING COMPANY

ARTICLE TWO

The principal office of the Corporation shall be located in Cook County, Illinois.

ARTICLE THREE

The duration of the Corporation shall be perpetual.

ARTICLE FOUR

The Corporation may engage in any lawful business now or hereafter authorized under Article II of the Illinois Insurance Code, and any other provisions of the Illinois Insurance Code that are not inconsistent therewith, except that the Corporation shall not have the authority to transact insurance pursuant to Section 9(1) of the Illinois Insurance Code or any successor provision, and may not issue or reinsure policies of insurance.

ARTICLE FIVE

(a)    The Corporation shall have one class of capital stock. The total number of shares of capital stock that the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $1.00 per share (“Common Stock”) of which 1,000 shares shall be issued on the effective date of the Plan of Conversion.

(b)    Except as may be otherwise required by law or these Amended and Restated Articles of Incorporation, each holder of the Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation on all matters voted upon by the shareholders.

(c)    To the extent permitted by law, the holders of the Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

(d)    In the event of the dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive any remaining assets of the Corporation of whatever kind available for distribution to shareholders, ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE SIX

The governing body of the Corporation shall be a board of directors composed of not less than three (3) nor more than nine (9) members. Subject to change by action of the shareholders or resolution of the board of directors, the number of directors of the Corporation shall be six (6). The regular term of a director shall be one year.

The procedure for nomination and election of directors shall be stated in the Bylaws of the Corporation.

In electing a director at a meeting of the shareholders, each holder of Common Stock shall have the right to cast his vote for as many persons as there are directors to be elected, but the votes shall be non-cumulative.

ARTICLE SEVEN

The Corporation shall indemnify and hold harmless any officer or director of the Corporation to the fullest extent permitted under Section 10(7) of the Illinois Insurance Code, as the same may be amended from time to time. Any repeal or modification of this Article 7 or of

Section 10(7) of the Illinois Insurance Code shall not adversely affect any right of indemnification of any officer or director of the Corporation existing at any time prior to such repeal or modification. Notwithstanding the foregoing, the Corporation shall not be required to indemnify a person in connection with a proceeding initiated by such person, unless the proceeding was authorized by the Board of Directors.

ARTICLE EIGHT

These Articles of Incorporation may be modified, altered or amended at any special meeting or regular meeting of the holders of the Common Stock in accordance with the laws of the State of Illinois.

ARTICLE NINE

Such other power and authority, not inconsistent with law, shall be exercised and conducted as provided in the Bylaws.

*    *    *

IN WITNESS WHEREOF, we have hereunto subscribed our names at Chicago, Illinois, this          day of                 , 201    , to be effective                 , 201    .

MEMBERS HOLDING COMPANY

James E. Hohmann, President

John Buchanan, Secretary

(SEAL)

APPROVED this day of . To be effective

Jennifer Hammer, Director of Insurance

Fidelity Life Association

Exhibit B to the Plan of Conversion

Actuarial Contribution

Principles and Methodologies

Overview

This Actuarial Contribution Principles and Methodologies Exhibit describes the principles and methods by which the Actuarial Contribution (“AC”) of Eligible Policies of Fidelity Life Association (the “Company”) will be calculated. The Actuarial Contributions of Qualifying Policies are used to allocate the aggregate Variable Component among Qualifying Policies, as required by Section 2.26 of the Second Amended and Restated Plan of Conversion (the “Plan”). Exhibit C to the Plan contains the Actuarial Contribution Memorandum, which describes the assumptions and methodologies for calculating the Actuarial Contributions.

Capitalized terms not defined herein have the same meanings given in the Plan unless otherwise specified herein.

Principles

First priority subscription rights are granted to Eligible Members to purchase all of the shares offered in the Subscription Offering. The number of subscription rights that will be allocated to each Eligible Member will be equal to the sum of (a) a Fixed Component of 100 shares, regardless of the number or size of Qualifying Policies owned by such Eligible Member in the same capacity, plus (b) an allocation of aggregate Variable Component shares among all Qualifying Policies owned by the Eligible Member on the Adoption Date (though such variable component may equal zero shares with respect to an individual Qualifying Policy if its Actuarial Contribution is zero or negative). The aggregate Fixed Component represents approximately 20%, and the aggregate Variable Component represents approximately 80%, of the aggregate consideration available to Eligible Members. The allocation share of the aggregate Variable Component to any one Qualifying Policy is the ratio of the nonnegative Actuarial Contribution for the Qualifying Policy to the total of all nonnegative Actuarial Contributions for all Qualifying Policies in the Company. The number of subscription rights allocated to each Eligible Member is referred to in the Plan as the Individual Maximum Purchase Limit, provided that no Eligible Member may purchase more than 5% of the shares sold in the Subscription Offering.

The objective of the AC calculation is to estimate the contributions to the Company’s statutory surplus and asset valuation reserve (the sum of which is referred to as “surplus”) made or expected to be made by each Qualifying Policy. Averaging over many units of coverage of similar product types, the AC represents the average accumulated contributions the policies in a class made in the past to the Company’s surplus (“past contribution”) plus the present value of the contribution those same policies are expected to make in the future (“future contribution”), with values as of September 30, 2017, which is defined as the “AC Date.” Qualifying Policies issued after the AC Date but before the Adoption Date are assigned the same AC per unit as calculated for the class they belong to.

Basic Methodology Used in Development of Actuarial Contributions

For the purposes of developing Actuarial Contributions, the Company classifies each Qualifying Policy into one of the following product lines (each, a “Product Line”): (i) individual life insurance in the Closed Block, (ii) individual life insurance outside of the Closed Block (including certain mortgage term life insurance issued to a group trust), (iii) universal life insurance and conversion whole life insurance outside of the Closed Block, (iv) accidental death benefit insurance outside of the Closed Block, (v) group life insurance outside of the Closed Block, and (vi) individual annuities. Policies assumed by way of reinsurance on an indemnity basis are not Qualifying Policies. Policies outside of the Closed Block are referred to as the “Open Block”.

Within each Product Line, Qualifying Policies are further divided into classes of Qualifying Policies that are reasonably similar with regard to their product structure, experience, risk characteristics, and issue year era, given materiality considerations.

Premiums, investment income, cost of benefits, expenses, commissions, payroll and federal income taxes, and dividends (if any) are reflected in both the past and future AC calculations. However, while the future contribution calculations incorporate persistency assumptions, the past contribution calculations attempt to avoid reflecting any gain or loss on surrender or lapse on other policies, even if in the same class, which are no longer in force.

The information required for the calculations comes from a variety of proprietary files and reports including policy records maintained in electronic media, internal analyses and memoranda and also from public documents such as annual statements.

Policy level data and aggregate data are used where available and credible. To the extent that data are not available or are not credible for certain periods of time, reasonable approximations are made to fill in either the missing data or the results of certain interim calculations using such data.

In particular, input to historical calculations is based on a combination of published and internal financial reports, and estimates derived from more recent experience applied to prior years.

The future contribution calculations are based on assumptions set for various classes of Qualifying Policies for the experience factors listed above and other actuarial factors. For the business in the Closed Block with a current dividend scale, the prospective dividend scale is developed in proportion to the current dividend scale to be broadly consistent with the future experience assumptions used in the AC calculations for the business in the Closed Block and plausible dividend actions.

Assumptions are derived in such a way that they are reasonably consistent across Product Lines, as well as for classes of Qualifying Policies within a Product Line. Consistency of assumptions is an objective since the sole use of the AC calculations is to allocate variable rights to a given policy relative to all other policies.

The business in the Open Block involves policies issued within the most recent dozen years, and appropriate aggregate information exists and shall be used to determine historical contributions to surplus by these groups of Qualifying Policies. The resulting historical calculations for the business in the Open Block involve steps where financial results by product forms are examined by year to estimate financial effects of the policies no longer in force and therefore to be removed from the aggregate information. The results are then combined for all products in the same class in the Product Line. The Closed Block involves policies issued over many more years, between approximately 1936 and 2006, so the historical calculation shall utilize steps first examining the accumulation of surplus in terms of representations of specific major insurance plans issued in a specific year for a given issue age and other individual characteristics (each representation is a “cell” in a larger representation of the product line). Internally consistent premium rates, mortality rates, commission rates, dividend rates, reserve factors, etc. are identified and used for each such cell. The results are combined for cells in the major product groupings in the Closed Block. These historical results, whether built from product form-and-year cells representing the business in the Open Block or built from more detailed cells representing the Closed Block, are then combined with the future contributions to determine whether an AC is positive or is negative and shall be set to zero.

Fidelity Life Association

Exhibit C to the Plan of Conversion

ACTUARIAL CONTRIBUTION MEMORANDUM

A.    OVERVIEW

This memorandum describes the assumptions and methodology for calculating the Actuarial Contribution (“AC”) of Eligible Policies of Fidelity Life Association, A Legal Reserve Life Insurance Company (“the Company”) pursuant to Section 2.26 of the Second Amended and Restated Members Mutual Holding Company Plan of Conversion From Mutual Holding Company to Stock Form (the “Plan”) and in accordance with Exhibit B to the Plan (the Actuarial Contribution Principles and Methodologies exhibit). This memorandum should be read in conjunction with Section 2.23 and Exhibit B of the Plan, and shall be attached as Exhibit C of the Plan (this “Exhibit”).

This memorandum contains separate sections for each major line of business. The general methodology and experience data that apply to more than one line of business are described in section B of this memorandum. Aspects specific to a particular line of business are included in the sections specific to that line.

Each line of business section contains descriptions of the following:

1. the products covered by the line;

2. the methodology used to calculate ACs for policies in that line;

3. the assumptions for the historical experience; and

4. the assumptions for the prospective experience.

Capitalized terms used in this Exhibit have the meanings ascribed to them in the Plan, Exhibit B, or in this Exhibit. The terms “assumption” and “experience factor” are used interchangeably in this Exhibit.

A. Overview	C-1

B.    GENERAL METHODOLOGY AND ASSUMPTIONS

1. General Description of Methodology

The “Actuarial Contribution” is the estimated past contribution of an Eligible Policy to the Company’s statutory surplus and asset valuation reserve, plus the contribution that such policy is expected to make in the future, as calculated according to the principles, assumptions and methodologies set forth in the Plan, the Actuarial Contribution Principles and Methodologies Exhibit (“Exhibit B”), and this Actuarial Contribution Memorandum (“Exhibit C”).

Lines of business are described in part by reference to the Closed Block and the Open Block. “Closed Block” is defined in section 15 of the Plan, and “Open Block” is defined in Exhibit B. Policies outside of the Closed Block are referred to as the “Open Block”.

The principles and general methodology used to calculate ACs are described in Exhibit B and in Section 2.23 of the Plan. This Actuarial Contribution Memorandum describes the methodologies in more detail and discusses the assumptions used in the Actuarial Contribution calculations.

2. Assumptions that Cross Lines of Business

The following assumptions apply to more than one line of business. Aspects specific to a particular line of business are included in the section specific to that line. In general, the historical experience factors for taxes, investment returns (investment income and capital gains or losses), and expenses were developed based on the results as allocated in statutory annual statements and internal analyses. The data sources included annual statement data and certain other sources developed for internal reporting.

The prospective expense and investment income assumptions reflected recent experience. The prospective tax assumptions were based on the current 21% corporate tax rate applied to projected statutory income, refined as described below.

a.    Investment Returns

The interest rates used in the historical AC calculations were derived from the assets and investment income backing the Closed Block or Open Block (adjusted for certain capital gains). The rates were developed consistent with the Company’s management practices with regard to investment income allocation during the historical period, and are net of defaults and investment expense.

The historical AC calculations use realized capital gains and losses, adjusted to reflect capital gains taxes, as they run through the Interest Maintenance Reserve (IMR) in statutory reporting. That is, IMR gains and losses were spread consistent with the IMR treatment of capitalization and amortization.

B. General Methodology and Assumptions

C-2

The rates used to accumulate the historical ACs to the Actuarial Contribution Date (“AC Date”) were set equal to the after-tax historical investment income rates, including the effect of IMR capital gains as explained above.

For business in the Closed Block, the assumed investment income rate (4.99%) for prospective ACs was consistent with rates earned on the assets in the Closed Block in recent years, as well as consistent with the current dividend scale, whose continuation is assumed in the AC calculation. For business in the Open Block, which business is non-participating and does not have interest-sensitive cash flows, the assumed pre-tax investment income rate for prospective ACs was 4.0%, consistent with the Company’s Loss Recognition Testing. The assumed investment income rates are net of investment expenses and defaults.

The rates used to discount the prospective ACs to the AC Date were set equal to the after-tax version of the investment income rates used in the prospective AC calculations, that is, 79% of the pre-tax rate.

b.    Expenses

Expense assumptions used in calculating prospective ACs were based on recent experience, as analyzed for cash flow testing, inflated 2% annually after 2017. Future premium tax is assumed to be 2.16% of premium for the Closed Block, which matched that set out in the Closed Block Memorandum, and 2.50% in the Open Block.

c.    Federal Income Tax

The applicable US tax law for life insurance companies is complex and has changed over time. The derivation of tax factors followed the major dynamics of the law over broad time periods. Because tax law creates temporary timing differences from statutory income, the AC tax calculation used averages over time. Inputs were tied to taxes reported in the annual statement historically, and reflect averages over time, allocated in proportion to statutory income.

For 1981 and prior years, Federal income taxes were reflected as 48% of investment income on surplus plus an effective tax rate on reserves to reproduce total company tax, year by year.

After 1981, the tax was calculated as a percentage of statutory income over blocks of years: 33% for 1982-2005 and 34% for 2006-2017.

For the prospective AC calculations, the 21% tax rate was applied to an estimate of taxable income based on statutory income after dividends, adjusted as follows. Starting January 1, 2018, the taxable income is approximated as statutory income, but adjusted for Open Block term insurance to deduct 92.81%, rather than 100%, of the change in statutory reserves.

B. General Methodology and Assumptions

C-3

d.    Reinsurance

The Company has entered into various reinsurance agreements with reinsurers. The treatment of these reinsurance agreements in the AC calculations followed the principal attributes of the reinsurance, as described below.

The Company has ceded amounts of mortality and morbidity risks on both YRT and coinsurance bases in on both first dollar quota share and excess over retention limit bases to a number of nonaffiliated reinsurers. These reinsurance programs were designed to cover a wide range of policies. The AC calculation spread the net cost of (or gain from) this reinsurance within the line of business, except that certain surplus relief reinsurance transactions were for corporate purposes and were not reflected in the AC calculations. Applicable reinsurance treaties were modeled and reflected in the AC calculations.

e.    Treatment of Certain Group Policies and Contracts

As a general rule, the contribution to surplus was determined for group policies at the group policy level and not for the individual certificate holders in the group except as a way to get the group contribution. However, in the situation of the Mortgage Term product of the Open Block, in certain states, the owner of a group policy was a trust entity created to facilitate administration of policies that were marketed and managed as though they were individually owned. In this case, the certificates were treated as individual policies for purposes of determining ACs. That is, the calculation “looked through” to the certificate holders in this case.

f.    Continuity

As a general rule, contributions to surplus were determined only for policies that were in force as of the Adoption Date, based on records of such policies, not any predecessor policies.

g.    Number of Prospective Years Recognized in the AC Calculation

The prospective AC calculation generally ran through the end of the mortality table or maturity or expiry of the modeled policy, subject to the assumption that level premium term policies will lapse at the end of their level premium periods.

B. General Methodology and Assumptions

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C.    LIFE INSURANCE—POLICIES IN THE CLOSED BLOCK

1. Block A and Block B Participating Policies—Traditional Life

a.    Description of Business

The traditional life insurance business in the Closed Block consists of permanent and term plans, some of which pay dividends, issued from 1939 to the formation of the Closed Block upon MHC conversion in 2006. The permanent plans include a variety of whole life, limited pay and endowment plans, and policyholder dividend options include, among others, the purchase of paid up additional insurance (“PUA”). The participating term plans are primarily renewable level term and decreasing term plans. Other business includes policies resulting from the election of reduced paid up (“RPU”) and extended term insurance (“ETI”) nonforfeiture options. Dividends are paid on most permanent policies, but no dividends are paid on the PUAs.

One term plan (“Par Term”) is a dividend paying term plan consisting of a base plan of decreasing life insurance supplemented by one year term additions (“OYT”) purchased by dividends to maintain a non-guaranteed level death benefit. Another plan (“Double Duty Dollar”) is a term to 65 plan with a return of premium at age 65, which pays dividends. All of the dividend paying plans are categorized as Block A in the Closed Block.

Dividends are not currently paid on other term plans. The Closed Block plans on which there is no current dividend scale are categorized as Block B. Also categorized as Block B is a universal life product that had been only available for conversions from term plans in Block B.

As of the Adoption Date, no annuities remain in force from the era of the Closed Block.

b.    Methodology

A model cell approach was used to calculate ACs for the life insurance business in the Closed Block. Actuarial contributions were determined for model cells, which consisted of combinations of model plan, issue year, and issue age. ACs do not vary by gender nor underwriting status. Model plans included the effect of dividend additions and dividends left on deposit.

For each model cell, contributions to surplus were developed for each year using statutory gain from operations. Annual historical contributions were accumulated with interest after tax to the AC Date, and annual prospective contributions were discounted with interest after tax to the AC Date. Total actuarial contributions for various model cells in an appropriate class were then combined and converted to AC factors expressed as a function of units of face amount (including paid up additions and Kempetitor Additional Term Rider). If the AC was negative, it was set to zero.

C. Life Insurance—Policies in the Closed Block

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Each policy was assigned to a class based on plan and broad issue era, and the ACs for the policy were determined by multiplying the appropriate AC factor by the units of face (including paid up additions and Kempetitor Additional Term Rider). The ACs on the base policies include contributions to surplus from any dividend additions or dividend accumulations associated with the model plan.

c.    Experience Factors—Historical and Prospective

Mortality

At the time the Closed Block was established and funded in 2006, the Company had determined mortality expectations from its studies. The AC calculation assumed these mortality expectations applied in 2006, and that mortality experience graded linearly from that level, improving by 26% by 2017, which is approximately equal to the mortality assumption for the future in cash flow testing and used in the prospective AC calculations. No future mortality improvement is assumed.

The AC calculation assumed the mortality expectations in 2006 were the end point of improvements from 1983 to 2006 that were parallel to published life insurance industry mortality experience. The AC calculation assumed mortality experience improved from 1950 to 1977 in parallel to published general US population mortality experience, with the 1977/1978 year’s annual improvement repeated through 1982/1983, and with the 1950/1951 year’s annual improvement occurring in 1939/1940 through 1949/1950.

Commissions

The AC calculation used historical average commission scales (reflecting the commissions paid in the Company’s various sales distribution channels) that had been developed for each model cell in the Closed Block studies in 2006.

Expenses and Taxes (Other Than Federal Income Tax)

The unit expense assumptions used in the AC calculations appear in three forms: (a) investment expenses were netted against investment income, (b) premium tax is assumed to be 2.16% of premium, and (c) administrative expenses, including associated payroll taxes, are expressed as dollars per policy varying by calendar year.

The administrative expenses and taxes in category (c) for the ordinary life line of business before the MHC conversion reproduce the annual statement expenses (after accounting for a 2.16% premium tax), and are allocated between acquisition and maintenance expenses based on an assumed expense relationship of $8 per policy acquisition to $1 per policy maintenance, given the counts for each in the annual statements over the years.

C. Life Insurance—Policies in the Closed Block

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After the MHC conversion, the administrative expenses and taxes in category (c) relate to the expenses recorded for the Closed Block in internal financials. The AC calculation assumed such expenses inflate 2% annually in the future.

Dividends

Dividends for model cells were based on the actual dividend scales paid historically, which have not changed for many years. To be consistent with an estimate of the long term dividend scale that would be supported by the Closed Block funds and experience if lapse rates at the end of multi-year level premium terms were 100%, the AC calculation assumed that the future dividend scale paid starting in 2018 would be 100% of the actual 2018 dividend scale for all products, including Par Term.

d.    Lapse Experience Factors—Prospective

Lapse experience factors for the prospective AC calculations for policies in the Closed Block were consistent with those used in cash flow testing. However, because of a large increase in premium at the end of the level premium period on most term policies with level premiums for a period of years, 100% of the policies are assumed to lapse at the end of the level premium period.

C. Life Insurance—Policies in the Closed Block

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D.    LIFE INSURANCE—POLICIES IN THE OPEN BLOCK

1. Individual Life Insurance—Traditional and Group Mortgage Term

a.    Description of Business

This block consists of recently issued life insurance, predominantly term insurance. In some plans early death benefits are graded or paid only on accidental death. One product, Group Mortgage Term, issued in a few states with a return of premium benefit, was issued in a trust arrangement, but the AC calculation looks through to the individual certificates, not to the “group” represented by the trust. Individual life insurance in the block is predominantly term insurance, and the few hundred universal life policies are treated as a separate class (discussed below) because the permanent product design and administrative system requirements are quite different from term products.

b.    Methodology

A cell approach to use available accounting records was used for historical AC calculations on this business. The records recorded the components of gain and loss by product and experience year, including the effects of reinsurance. The historical AC calculation fully allocated any expenses heretofore not allocated to the individual product level. The overhead not heretofore allocated was allocated per policy: five times as large on life insurance as on Accidental Death Benefit (“ADB”). Net losses in a year on a product were treated as the acquisition expense of new sales during that year, and the historical AC on policies still in force includes only a part of such loss in the proportion of current policies in force to all policies then in force. The historical gains and losses on a statutory basis are tax effected for a 34% tax rate and accumulated with after-tax investment return earned in the Open Block.

The future AC calculations on this business start with seriatim projections of individual policies in force on the AC Date, with assumptions described below. The future profits are discounted to the present AC Date at a discount rate that is 79% of 4%.

Four classes of Open Block individual life business are recognized for AC factors: Class 1 consists of Express Term, Class 2 consists of Final Expense (either level or graded death benefit), Class 3 consists of Graded Death Benefit (other than final expense), and Class 4 consists of all others (including RD Life, Rapid Decision Term, Hybrid Pilot, Mortgage Term, Loyalty Value Term and Life Story Term). Past and future AC values are combined at the class level, and any negative values at the class level are set to zero. The sum total of AC values for all individual life products in a given class is divided by the sum total number of base face amount units on life products in such given class to derive the average AC per base face unit of life insurance in the given class within the Open Block. (The AC values for UL, Conversion Whole Life, ADB and Group Life products are handled as described in the separate sections following this one.)

D. Life Insurance—Policies in the Open Block

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The ACs on individual life policies are calculated as the average AC factor per base face amount unit on Open Block life policies of the given class times the base face amount unit on the life policy in such class. (The base face amount unit for several products includes accidental death benefit amounts inherent in the basic product sales concept, and consistent with this concept, the base face amount unit for the Hybrid Pilot includes any accidental death benefit rider amounts .)

c.    Experience Factors—Prospective

Except as noted in Section B.2 regarding assumptions that cross lines of business, the prospective assumptions were generally those used in cash flow testing, and were based on Company experience supplemented by industry experience. 100% of the term policies are assumed to lapse at the end of their level premium periods.

2. Individual Life Insurance—Universal and Conversion Whole Life

a.    Description of Business

This block consists of a few hundred universal life insurance policies and even fewer Conversion Whole Life policies, a product that has been only available for conversions from term plans.

b.    Methodology

Available accounting records were used for historical AC calculations on this business. They recorded the components of gain and loss by product and experience year, including the effects of reinsurance. The historical results on Universal Life have been losses with no sign of turning profitable, so no future projection was necessary to recognize that the AC is negative. The block of Conversion Whole Life business is even smaller, so expenses are an even greater burden per policy, in comparison to Universal Life, and again the AC is negative. The negative AC values for the universal life product line and the Conversion Whole Life product line are set to zero.

D. Life Insurance—Policies in the Open Block

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3. Accidental Death Benefit

a.    Description of Business

This block consists of recently issued stand-alone ADB insurance, essentially a single product.

b.    Methodology

A cell approach to use available accounting records was used for historical AC calculations on the ADB business. The records recorded the components of gain and loss by experience year for the ADB business. The historical AC calculation fully allocated any expenses heretofore not allocated between life insurance and ADB, down to the individual product level. The overhead not heretofore allocated was allocated per policy: five times as large on life insurance as on ADB. Net losses in a year on the ADB business, if any, were treated as the acquisition expense of new sales during that year, and the historical AC on policies still in force includes only a part of such loss in the proportion of current policies in force to all policies then in force. The historical gains and losses on a statutory basis are tax effected for a 34% tax rate and accumulated with after-tax investment return earned in the Open Block.

The future AC calculations on this business start with seriatim projections of individual ADB policies in force on the AC Date, with assumptions described below. The future profits are discounted to the present AC Date at a discount rate that is 79% of 4.0%.

Past and future AC values are combined for the ADB business, and negative value for the ADB business, if any, would have been set to zero. The sum total of AC values for the ADB business is divided by the sum total number of base ADB units on ADB business to derive the average AC per base ADB unit of ADB insurance in the Open Block.

The ACs on ADB policies are calculated as the average AC factor per ADB unit on Open Block ADB policies times the ADB units on the ADB policy.

c.    Experience Factors—Prospective

Except as noted in Section B.2 regarding assumptions that cross lines of business, the prospective assumptions were generally those used in cash flow testing, and were based on Company experience supplemented by industry experience.

D. Life Insurance—Policies in the Open Block

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4. Group Life—Traditional Worksite

a.    Description of Business

This block consists of recently issued life insurance, predominantly term insurance, in worksites. The premiums are paid by the employer group, usually after payroll deduction. In the non-term plans, all-cause death benefits in the first two policy years are graded, with full death benefits in the first two years payable only upon accidental death.

b.    Methodology

A cell approach to use available accounting records was used for historical AC calculations on this business. The records recorded the components of gain and loss by product and experience year, including the effects of reinsurance (where “product” distinguishes among several individual term products, ADB, and the two products in the group life line of business “Lifetime Benefit Term” and “Worksite Graded Death Benefit Whole Life”). The historical AC calculation fully allocated any expenses heretofore not allocated to specific products. Net gains and losses in a year on a group product were allocated among the certificate counts in force during that year.

The historical gains and losses on a statutory basis are tax-effected for a 34% tax rate and accumulated with after-tax investment return earned in the Open Block.

The future AC calculations on this business start with seriatim projections of individual certificates in force on the AC Date, with assumptions described below. The future profits are discounted to the AC Date at a discount rate that is 79% of 4.0%.

The group life business (excluding the mortgage term treated as individual term policies) is treated as one class, combining the past and future AC values of both products Lifetime Benefit Term and Worksite Graded Death Benefit Whole Life. The sum total of AC values for the class on the AC Date is divided by the sum total number of base face amount units (including those on individual direct bill) on group life certificates in force on the AC Date to derive the average AC per base face amount unit of group life insurance.

The AC on a group life policy in force on the Adoption Date is calculated as the average AC factor per base face amount unit on group life policies times the base face amount units in force on the Adoption Date on the group life policy (including those face amount units on individual direct bill).

D. Life Insurance—Policies in the Open Block

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c.    Experience Factors—Prospective

Except as noted in Section B.2 regarding assumptions that cross lines of business, the prospective assumptions were generally those used in cash flow testing, and were based on Company experience supplemented by industry experience. 100% of the term policies are assumed to lapse at the end of their level premium periods.

D. Life Insurance—Policies in the Open Block

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E.    INDIVIDUAL ANNUITIES

There are no individual in force annuity contracts eligible for subscription rights. The few in force annuities are structured settlement annuities which do not have membership rights. Therefore, there are no ACs for Individual Annuities.

E. Individual Annuities

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